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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 3 to Registration Statement on Form S-4 (Reg. No. 333-149505) of our report dated December 14, 2007, relating to the consolidated and combined financial statements of Tyco Electronics Ltd. and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and allocations of corporate overhead, net class action settlement costs, other expenses, debt and related interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had Tyco Electronics operated as a separate entity apart from Tyco International, b) the adoption of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), c) certain guarantee commitments with Tyco International and Covidien Ltd., d) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006, and e) a change to the measurement date of pension and post retirement plans from September 30 to August 31 in 2005).

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
April 14, 2008
Philadelphia, Pennsylvania

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM